Exhibit 10.14

English Translation

Sales and Purchase Agreement

Between

Yingli Green Energy Holding Company Limited

And

Chongqing Daqo New Energy Co., Ltd.

Date: December 31, 2009

Party A: Yingli Green Energy Holding Company Limited

Company’s Form: Limited Liability Company

Registered Address: No. 3055 Middle Fuxin Road, Baoding (Baoding Tianwei Yingli New Energy Sources Co., Ltd)

Legal Representative: Miao Liansheng

Bank of Deposit: China Construction Bank of Baoding City, Tianwei West Road Sub-branch (Baoding Tianwei Yingli New Energy Sources Co., Ltd)

Account No.: 13001665608050500212

Tel: 0312 8929868

Fax: 0312 8929800

Party A includes subsidiaries controlled by Yingli Green Energy Holding Company Limited, Baoding Tianwei Yingli New Energy Sources Co., Ltd. and Yingli (China) New Energy Sources Co., Ltd.

Party B: Chongqing Daqo New Energy Co., Ltd.

Company’s Form: Limited Liability Company

Registered Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Xu Guangfu

Bank of Deposit: China Construction Bank, Business Department of Wanzhou Branch

Account No.: 50001303600050207456

Tel: 025-66980597

Fax: 025-66980592

Pursuant to the Contract Law of the People’s Republic of China, on the basis of equality, voluntariness and fairness, under the principle of long-term cooperation and mutual development, Party A and Party B, through friendly negotiation, reached the following agreement: Party B shall be Party A’s most preferred domestic supplier and Party A shall preferentially purchase polysilicon supplied by Party B, provided that the quality of such polysilicon supplied by Party B is not worse than products of other suppliers. Given that Party A is a very important strategic partner of Party B, Party B shall preferentially provide Party A with high quality products and shall provide certain discount on the basis of market price. The parties shall abide by the following terms and conditions.

Article 1: Subject Matter

Solar grade polysilicon (hereinafter referred to as “Goods”).

Article 2: Quantity (ton), Price (RMB) and Time of Supply

2.1 The parties, through negotiation, agree that in addition to the supply of 600 to 800 tons of polysilicon as provided in the original agreement (Contract No.: 2008YGE40004), Party B shall supply Party A with additional 400 to 600 tons of silicon materials, thus the maximum amount to be supplied by Party B for 2010 shall be up to 1,400 tons. The quantity to be supplied for each month shall be determined by both parties through negotiation.

The parties, through negotiation, agree that the benchmark price shall be RMB440 per kilogram and the actual sales price shall be the preferential market price. If the market price fluctuates within the range of 5% of the benchmark price, the parties shall negotiate and determine the actual sales price for each quarter. If the fluctuation of the market price reaches or exceeds 5% of the benchmark price, the parties shall immediately re-negotiate and determine the actual sales price; provided, however, that the actual sales price shall in no event exceeds the benchmark price.

Article 3: Payment Terms

3.1 Party A shall inspect the quantity of Goods within 7 days upon receipt of the Goods and deliver to Party B a receipt if no dispute arises during the inspection. Party B shall provide Party A with the VAT invoice within 7 business days after Party B receives Party A’s confirmation in respect of the quantity and quality of the Goods.

Both parties agree that Party A shall make payment within 20 business days upon receipt of the VAT invoice in one of the following payment methods as selected by the parties for settlement at the time of each payment:

1) Party A shall make payment to Party B through Rong Yi Da and repay the bank within the effective time limit after payment;

2) Domestic Letter of Credit;

3) Bank Acceptance Bill; or

4) T/T.

Article 4: Requirements of Packing and Marking and Delivery Terms

4.1 Packing: the package shall be suitable for long-distance highway transportation and Party B shall bear the cost of package.

4.2 Marking: Party B shall mark the name of manufacturer, lot number, specification, weight and date of production on the outer package and inner package as required by Party A.

4.3 Place of Delivery: the place of delivery shall be the warehouse at the location of Party A’s factory.

4.4 Method of Delivery: Party B shall deliver the Goods to such location as designated by Party A.

4.5 Transfer of title: title to the Goods, together with the risk of damage or loss, shall transfer to Party A upon delivery.

Article 5: Quality Guarantee

5.1 The quality standard of solar grade polysilicon sold by Party B to Party A under this Agreement is as follows: 10% of the Goods shall have N-type resistivity within the range of 20 to 50 ohm.cm and P-type resistivity within the rage of 200 to 500 ohm.cm; 60% of the Goods shall have N-type resistivity within the range of 50 to 100 ohm.cm and P-type resistivity within the range of 500 to 1000 ohm.cm; and 30% of the Goods shall have N-type resistivity exceeding 100 ohm.cm and P-type resistivity exceeding 1000 ohm.cm. Anything not specified herein shall be determined by both parties through negotiation.

5.2 Party B shall submit a formal test report of each batch of Goods to Party A.

5.3 Party A shall inspect the quality of Goods within 7 days after receipt of Goods and notify Party B in writing of its objection within such period in the event of any quality deficiency. Otherwise, Goods supplied by Party B shall be deemed to have met the quality requirements agreed upon by both parties.

Article 6: Effectiveness, Term and Termination of the Agreement

6.1 This Agreement shall take effect after it is signed and affixed with seal by the representatives of both parties.

6.2 If either party fails to perform its obligation under this Agreement and fails to make remedies for its non-performance or breach of obligation within 15 days after being required by the other party, the other party can terminate this Agreement by written notice.

6.3 The Articles of Confidentiality, Liability for Breach of Contract and Dispute Settlement shall survive termination, cancellation or invalidation of this Agreement.

Article 7: Liability for Breach of Contract

(1) Party A’s Liability for Breach of Contract

7.1 If Party A fails to perform its obligations hereunder after the Agreement takes effect, Party A will assume the corresponding liability for breach of contract.

7.2 If Party A fails to take the delivered Goods within the term as agreed by the parties and delays for 10 days, Party A shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total price of the untaken Goods each day to Party B, but such liquidated damages shall not exceed 5% of the total price of the untaken Goods.

(2) Party B’s Liability for Breach of Contract

7.3 If Party B fails to make delivery pursuant to the terms of this Agreement, Party B shall assume the corresponding liability for breach of contract.

7.4 If Party B fails to make delivery according to the schedule as set forth in the delivery notice letter and delays for 10 days, Party B shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total amount of the undelivered Goods each day to Party A, but such liquidated damages shall not exceed 5% of the total amount of the undelivered Goods.

(3) Miscellaneous

7.5 If both parties change or terminate this Agreement through negotiation, no breach of contract shall occur.

7.6 For economic indemnifications such as liquidated damages and compensations, the breaching party shall make remittance to the other party within 10 days after the liability is clearly allocated.

7.7 Other matters shall be solved in accordance with the Contract Law of the People’s Republic of China.

Article 8: Confidentiality

8.1 Both parties shall keep strict confidential of the following information:

(1) Existence of the business relationship under this Agreement;

(2) The terms and conditions of this Agreement and its negotiation;

(3) The subject matter and quantity hereunder; and

(4) All the commercial and technical information involved in the performance of this Agreement.

However, information disclosed pursuant to Article 8.2 hereof shall be excluded.

8.2 The information set forth in Article 8.1 can only be disclosed in the following circumstances:

(1) Compulsory requirements under applicable laws;

(2) Compulsory requirements of any competent government agency or supervisory authority;

(3) Disclosed by either party to the professional consultant or lawyer under the premise that the latter undertakes to keep confidential (if any);

(4) The information enters the public domain due to the fault of neither party; or

(5) Both parties give a written consent in advance.

Article 9 Force Majeure

9.1 Force Majeure refers to unforeseeable, unpreventable and unavoidable events after this Agreement takes effect, such as earthquake, typhoon, flood, fire, snowstorm and war, directly affecting the continuous performance of this Agreement.

9.2 The affected party shall inform the other party of the reason for non-performance or incomplete performance of this Agreement immediately so as to alleviate the losses that may be caused to the other party; the affected party shall also provide the detailed information of the force majeure and the evidence of proof issued by a competent authority within fifteen days. The breaching party shall thereafter be allowed to delay performance, partial performance or non performance of this Agreement and shall be partially or completely exempted from the liability for breach of this Agreement according to the actual situations.

9.3 If the event of force majeure lasts for over thirty days, both parties shall determine whether to continue or terminate this Agreement through friendly negotiation. If either party fails to perform its obligations hereunder for more than two months due to the event of force majeure, the other party may terminate this Agreement by written notice.

Article 10 Dispute Settlement

10.1 All matters in relation to this Agreement shall be subject to the laws of the People’s Republic of China. Any dispute shall be exclusively governed by the laws of the People’s Republic of China.

10.2 Any dispute arising from the interpretation or performance of this Agreement between both parties shall be settled through friendly negotiation first. If such negotiation fails to reach an agreement within thirty days, either party may bring lawsuit to the People’s Court where the plaintiff locates.

10.3 Except for the matters under dispute, both parties shall continue to exercise other rights and perform other obligations under the Agreement during the period of occurrence and settlement of dispute.

Article 11 Miscellaneous

11.1 This Agreement shall be executed in two counterparts in Chinese and each of which shall be held by each party. Copy of this Agreement through facsimile shall have the same legal effect as this Agreement.

11.2 The Agreement shall take effect upon execution.

11.3 Anything not included herein shall be supplemented with supplemental agreements through friendly negotiation by both parties. The supplemental agreements shall enjoy the same legal effect as this Agreement.

Party A: (Seal) Yingli Green Energy Holding Company Limited

Signature of the representative: /s/    Li Ying

Party B: (Seal) Chongqing Daqo New Energy Co., Ltd

Signature of the representative: /s/    Yao Gongda